Exhibit (h)(10)

                               AMENDED SCHEDULE A
                            OPERATING EXPENSE LIMITS
                           EFFECTIVE NOVEMBER 1, 2001

This Agreement relates to the following Funds of the Trust:

                                                              Maximum Operating Expense Limit
                                                          (as a percentage of average net assets)
                                                 -------------------------------------------------------
Name of Fund                                     Class A     Class B     Class C     Class Q     Class T
------------                                     -------     -------     -------     -------     -------
Pilgrim SmallCap Growth Fund                      1.95%       2.60%       2.60%       1.85%        N/A
Pilgrim MidCap Growth Fund                        1.60%       2.25%       2.25%       1.50%        N/A
Pilgrim LargeCap Growth Fund                      1.60%       2.25%       2.25%       1.50%        N/A
Pilgrim Convertible Fund                          1.60%       2.25%       2.25%       1.50%        N/A
Pilgrim Balanced Fund                             1.60%       2.25%       2.25%       1.50%       2.00%
Pilgrim Strategic Income Fund                     0.95%       1.35%       1.35%       0.85%        N/A
Pilgrim Emerging Countries Fund                   2.25%       2.90%       2.90%       2.15%        N/A
Pilgrim Worldwide Growth Fund                     1.85%       2.50%       2.50%       1.75%        N/A
Pilgrim International SmallCap Growth Fund        1.95%       2.60%       2.60%       1.85%        N/A
Pilgrim International Core Growth Fund            1.95%       2.60%       2.60%       1.85%        N/A
Pilgrim High Yield Fund II                        1.10%       1.75%       1.75%       1.00%       1.40%
Pilgrim Money Market Fund                         1.50%       2.25%       2.25%        N/A         N/A